FOR IMMEDIATE RELEASE

                                 Company Contact
                                 Debbie McQuaid
                                 (719) 689-9100
                                investor@cnty.com

      CENTURY CASINOS ANNOUNCES AMENDED RELATIONSHIP WITH MR. JAMES FORBES

CRIPPLE CREEK, Colorado, May 1, 2003 - Century Casinos, Inc. (NASDAQ: CNTY) today announced that the Company and Mr. James Forbes have mutually agreed to restructure and amend their relationship. In connection with this development, Mr. Forbes has resigned his directorship of the Company and various of its subsidiaries with immediate effect, but will remain on the board of Century Casinos Caledon (Pty) Ltd. (South Africa) and will continue to assist the Company in its efforts to secure a casino license for Johannesburg in the Gauteng province of South Africa.

According to both Mr. Forbes and the Company, this agreement and Mr. Forbes resignation as a director of the parent company were not as a result of any disagreement between them, but rather were occasioned by the desire of the company to streamline its organizational structure and with Mr. Forbes' wish to pursue other personal interests.

"James has been a valued member of the Company's board and executive management since 1993 and we are confident that this new structure allows him to focus even more on our project in Gauteng while providing him the flexibility to pursue his other interests", said Erwin Haitzmann, Chairman of the Board and Chief Executive Officer.

Mr. Forbes has decided to exercise all 618,000 of his options carrying an average strike price of $1.306. He will pay for these options by transferring to the Company 357,080 of Century stock that he has owned since 1994 at $2.26 per share and has offered to sell to the Company 132,184 shares of the Company's common stock also at $2.26 per share, an offer which the Company has accepted.

After the resignation of Mr. Forbes, the Company's board of directors has decided that, given the relatively small size of the Company, it is in the best interest of the Company and the shareholders that the number of board members be kept at five. The remaining members of the board are Mr. Erwin Haitzmann (Chairman), Mr. Peter Hoetzinger (Vice Chairman) , Mr. Robert Eichberg, Mrs. Dinah Corbaci and Mr. Gottfried Schellmann.


About Century Casinos, Inc:

Century  Casinos  is an  international  casino  company  that owns and  operates
Womacks Casino and Hotel in Cripple Creek, Colorado; owns and operates The Caledon Casino, Hotel & Spa near Cape Town, South Africa; operates the casinos aboard the ultra-luxury vessels of Silversea Cruises, The World of ResidenSea, and Oceania Cruises; and owns 10% of, and manages the Millennium Casino in the Marriott Hotel in Prague, Czech Republic. The Company continues to pursue other international projects in various stages of development.

The address for the U.S. offices is 157 E. Warren Ave. (P.O. Box 1006), Cripple Creek, CO, 80813. Telephone: (719) 689-9100. Fax: (719) 689-5782. E-Mail:
investor@cnty.com. For more information about Century Casinos, visit the Company's web site at www.centurycasinos.com. Century Casinos' common stock trades on The NASDAQ Stock Market(R)under the symbol CNTY.

This release may contain forward-looking statements that involve risks and uncertainties. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive, and governmental factors affecting the company's operations, markets, services and prices, as well as other factors detailed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q, and 8K. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.